HELIX

EXECUTIVE PERFORMANCE COMPENSATION PROGRAM

1.  Purpose

     Helix Technology Corporation (the "Company") has historically paid key employees discretionary annual cash bonuses and periodically awarded them stock options. To better align total compensation with shareholders' interests and encourage employees to meet and exceed performance expectations, the Company has adopted this Executive Performance Compensation Program (the "Program") to provide key employees with the opportunity to earn a larger annual bonus generally payable in Company common stock ("Shares"). The payment of any award will be contingent upon the achievement of certain performance goals established at the beginning of each year for each individual. Such goals and the resulting bonus will be set with the purpose of closely-linking bonus pay to the desired employee behavior and the achievement of the Company's business plans. In addition, by basing the number of Shares awarded on the average stock price of the performance year rather than the date of payment, the Company will allow Participants (as defined below) to further share in any value created by their performance. To help assure the creation of long-term shareholder value, each Participant will be required to retain the award Shares until certain Share ownership levels are attained. Any stock awards are to be granted under the Company's 1996 Equity Incentive Plan, as amended (the "Equity Plan") and are subject to the terms and conditions of the Equity Plan.

2.  Effective Date

     The Program will be effective for the 2005 calendar year (i.e., for bonuses paid in 2006), and subsequent calendar years unless the Board determines otherwise. Bonuses for 2004 (which are payable in 2005) will not be affected by the Program.

3.  Administration of Program

     The Program shall be administered by the Human Resources and Compensation Committee of the Board of Directors (the "Board") or such other committees as the Board may appoint satisfying the requirements to qualify for an exemption under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Committee"). The Committee shall appoint a person (the "Program Administrator") to keep records of all elections of Participants and ensure timely payment of both the cash and equity elements of the Program according to the rules set forth below. Notwithstanding the foregoing, the Program Administrator shall not have any authority over the administration of stock awards under the Program; the administration of such awards shall be governed by Section 3 of the Equity Plan.

4.  Eligibility and Participation

     All employees of the Company and its affiliates capable of contributing to the successful performance of the Company are eligible to become participants in the Program. Each year, the

Committee will identify which employees will participate in the Program and will so advise those employees of their eligibility (each such employee, a "Participant").

5.  Awards

     (a)  General.

     Each Participant will be eligible to earn a bonus for a designated Company fiscal year (a "Performance Year"). A Participant's award will be earned based upon the attainment of written performance objectives approved in advance by the Committee.

     (b)  Maximum Award.

     Participants will be eligible for annual awards up to the following maximum amounts ("Maximum Amounts"): executive officers, 100% of base salary; division leaders, 60% of base salary; and other senior staff, 40% of base salary. Other employees designated as Participants will be eligible for awards in the discretion of the Committee. Base salary as used for this purpose will be the base salary in effect for the Performance Year.

     (c)  Nature of Awards.

     All awards under the Program will be denominated in dollars and generally paid in Shares. Participants will be permitted, however, to elect to receive up to 35% of any award in cash. Any Shares awarded under the Program will be issued pursuant to the Equity Plan.

     (d)  Award Conditions.

     In the month of December preceding the Performance Year, the Committee or its designees will discuss with Participants the general business criteria and performance metrics that will affect the amount of the bonus to be paid in the second quarter after the close of the Performance Year. No later than March 1st of the Performance Year, the Committee will announce to each Participant the specific performance goals that must be met that year for a bonus to be payable in the following year. The performance goals for the five highest paid executive officers generally will be based upon one or more of the general business criteria: (i) increases in the price of Common Stock, (ii) market share, (iii) sales, (iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings or earnings per share, (xii) cash flow, (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development, (xvi) product development, (xvii) manufacturing, or (xviii) any combination of the foregoing, including without limitation goals based on any measures relative to appropriate peer groups or market indices. The performance goals of divisional leaders will be tied substantially to the performance of their divisions. The performance goals of executive officers will be closely-aligned with Company-level performance factors.

     (e)  Relationship of Bonus to Performance.

     The Committee will establish three (3) levels of performance for each Participant - Minimum, Target, and Stretch with corresponding bonus amounts. Initially, these performances levels and bonus amounts will be established as follows:

Expected Performance Level	Estimated Level of Difficulty	Estimated Likelihood of Achievement	Payout as a Percentage of Maximum Award
Minimum (acceptable)	80% of target	80%	50%
Target	--	50%	75%
Stretch	120% of target	20%	100%

     No bonus will be paid for performance below the minimum expected level. Performance within the levels will be paid proportionately on a linear basis.

     (f)  Award Determination.

     On or before the later of (1) April 1st of the year following the Performance Year, or (2) 30 days after the receipt of the Company's audited financial statements, the Committee will determine the extent to which the performance goals have been satisfied and the dollar amount of the bonus.

     (g)  Election of Payment Form.

     After an award determination is made, each Participant will be given an opportunity to elect to receive up to 35% of the award in cash. The number of Shares to be transferred to a Participant for the non-cash portion of the award will be determined by dividing the dollar amount of the remaining portion of the award by the average of the closing price of a Share on the last trading day of each month during the Performance Year.

     (h)  Timing of Payment.

     Payments will be made as soon as reasonably practical following the determination of the awards by the Committee.

6.  Tax Withholding

     All amounts paid under the Program are subject to income and employment tax withholding. Participants may sell in the market place or (at the discretion of the Company)

back to the Company a sufficient number of Shares to cover tax withholding obligations on the portion of the award paid in Shares. All tax withholding on amounts paid in cash must be satisfied by the cash portion of the award.

7.  Adjustments

     In the event of a merger, acquisition, sale of assets, or other corporate transaction, or in the case of any unexpected circumstances, or any unusual or material event (whether or not constituting a change in control of the Company), the Committee may make adjustments to the awards (including modification of the performance goals, the substitution of other consideration, the deferral of payments, and the reduction of the size of awards) as it determines appropriate.

8.  Effect of Termination of Employment

     No bonus shall be payable if a Participant fails for any reason to be employed by the Company through the last day of the Performance Year unless otherwise provided in a written employment, severance, or change in control agreement, or in the discretion of the Committee. It will not be necessary for a Participant to be employed on the date that bonuses are paid.

9.  Share Retention Requirements

     As a condition to participation in the Program, and as a condition for eligibility to receive future awards, a Participant shall not sell any Shares received under the Program (other than Shares sold or surrendered to satisfy any tax withholding permitted by this Program) during the period of time that the Participant is employed by the Company unless the Participant would own after such proposed sale (disregarding any Shares that have been acquired by the Participant pursuant to other Company-sponsored programs) a sufficient number of Shares with a then fair market value of no less than the amount determined in accordance with the following schedule and based upon the Participant's employment classification as of the proposed date of sale:

     Executive officers                           200% of base salary

     Division leaders                              100% of base salary

     Senior staff                                     50% of base salary

Any sales or other disposition of Shares must be made in compliance with Section 16 of the Securities Exchange Act of 1934, the rules promulgated thereunder, and the Company's insider trading requirements. Cash dividends paid with respect to any Shares awarded under the Program are not subject to any retention requirements. The Committee may require a Participant to provide proof of ownership of Shares sufficient to satisfy the foregoing Share retention requirements in such form and at such times as the Committee determines is appropriate.

10.  Effect Upon Other Equity Awards

     Effective January 1, 2005, the Company will generally grant stock options, stock appreciation rights, restricted stock, and other equity awards only in cases of new hires, in recognition of promotions or material changes in responsibility, for achieving significant milestones, or in connection with special corporate events.

11.  Delegation of Authority

     At the discretion of the Committee, all determinations for division leaders and below may be delegated to the Company's Chief Executive Officer or President.

12.  No Right To Employment

     No person shall have any claim or right to be granted an award. Neither the Program nor any award hereunder shall be deemed to give any employee the right to continued employment or service or to limit the right of the Company to discharge any employee at any time.

13.  Non-Transferability

     A Participant may not assign, sell, encumber or otherwise transfer any rights or interest under the Program, except by will or the laws of descent and distribution.

14.  Amendment and Termination

     The Board may amend, suspend or terminate the Program or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.